Exhibit 10.20

Portions of this document have been redacted pursuant to a Request for Confidential Treatment.

Redacted portions are indicated with the notation “[*****]”

DEVELOPMENT

AND

INITIAL SUPPLY

AGREEMENT

This Agreement is made and entered into on this 19th day of November 2003

BY AND BETWEEN:	BioMarin Pharmaceutical, Inc.
371 Bel Marin Keys Blvd., Suite 210
Novato, CA 94949
USA

(hereinafter referred to as “BioMarin”; of the one part)

AND:	Merck Eprova AG
Im Laternenacker 5
8200 Schaffhausen
Switzerland

(hereinafter referred to as “Epro”; of the other part)

BioMarin and Epro hereinafter sometimes individually referred to as “Party” and collectively as “Parties”.

SECTION 1—PREAMBLE

WHEREAS, BioMarin is a well-known developer of pharmaceutical products for rare diseases;

WHEREAS, BioMarin is interested in developing Tetrahydrobiopterin for the treatment of genetic diseases such as phenylketonuria (PKU);

Portions of this document have been redacted pursuant to a Request for Confidential Treatment.

Redacted portions are indicated with the notation “[*****]”

WHEREAS, Epro has expertise and know-how in process development, formulation and manufacturing of reduced folate and pterins and cGMP production of active pharmaceutical ingredients;

WHEREAS the Parties have signed a term sheet, that is attached to this Agreement as Schedule 1.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED, IT IS HEREBY AGREED BY THE PARTIES HERETO AS FOLLOWS:

SECTION 2—DEFINITIONS

In this Agreement the following terms, whether used in the singular or plural, shall, as used herein, have the following respective meanings:

2.1 “Affiliates” means any individual, company, partnership or other entity, which directly or indirectly, at present or in the future, controls, is controlled by or is under common control with a Party.

2.2 “Agreement” means this Development and Initial Supply Agreement.

2.3 “Arbitration Request” has the meaning ascribed thereto in Section 17.2.

2.4 “Batch Records” means, for each separate and distinct quantity of Product designated by a batch number, the production protocols and all amendments thereto, to be agreed upon between the Parties and such other documentation related to the manufacture of the batch as reasonably requested by BioMarin.

2.5 “BioMarin Field of Use” means use of the Product in the field of single gene disorders, including the indication of phenylketonuria (“PKU”). Specifically excluded is any single-gene disorder based on mutation or deletion of the nitric oxide synthase gene.

2.6 “BioMarin Proprietary Information” means all Intellectual Property Rights of BioMarin developed outside the scope of the Project, whether developed before or after the date of this Agreement.

Portions of this document have been redacted pursuant to a Request for Confidential Treatment.

Redacted portions are indicated with the notation “[*****]”

2.7 “BioMarin Technology” means any and all current and future BioMarin Proprietary Information that is disclosed, either directly or indirectly, by BioMarin to Epro in the course of performing the Project or that is used in the manufacture of Product.

2.8 “Certificate of Analysis” (“CoA”) shall mean the certificate of analysis for each batch of Product delivered to BioMarin.

2.9 “cGMP” means current good manufacturing practices and general biological products standards as promulgated under the US Federal Food Drug and Cosmetic Act at 21 CFR and the EEC Guide to Good Manufacturing Practices for Medical Products (Vol. IV—rules governing medical products in the European Community 1989) in the most recent version.

2.10 “Claims” has the meaning ascribed thereto in Section 11.2.

2.11 “Commercial Supply and License Agreement” has the meaning ascribed thereto in Section 5.3.

2.12 “Costs” means the provable costs for the Project, which shall include the costs for the lab and the manufacturing unit as well as the costs of raw materials, filters, resins, external testing, out of pocket expenses, transportation and insurance of Product, brokers fees, customs duties, import duties, excise taxes, and other taxes directly related to the Product.

2.13 “Dispute” has the meaning ascribed thereto in Section 17.1.

2.14 “Documents” means the Specifications, Batch Records, Certificate of Analysis containing the outcome of the tests on the final bulk Product, Manufacturing Instructions, and the chemistry manufacturing and control (CMC) part of BioMarin’s investigational new drug (IND) amendment insofar as related to Epro’ activities under this Agreement, and all amendments thereto, to be agreed upon between the Parties.

2.15 “Epro Field of Use” means use of the Product in the field of endothelial dysfunctions using modulation of nitric oxide synthase (“NOS”).

2.16 “Epro Proprietary Information” means all Intellectual Property Rights of Epro developed outside the scope of the Project, whether developed before or after the date of this Agreement, which explicitly shall include the already existing know-how for the stabilization of the Product.

Portions of this document have been redacted pursuant to a Request for Confidential Treatment.

Redacted portions are indicated with the notation “[*****]”

2.17 “Epro Technology” means any and all current and future Epro Proprietary Information that is disclosed, either directly or indirectly, by Epro to BioMarin in the course of performing the Project or that is used in the manufacture of Product.

2.18 “Force Majeure” has the meaning ascribed thereto in Section 19.1.

2.19 “Intellectual Property Rights” means, whether or not protected or protectible under any particular law, all patents, patent applications, patentable subject matter, copyrights, copyrightable subject matter, ideas, inventions, discoveries, devices, designs, apparatuses, practices, processes, methods, products, cell lines, samples, trade secrets, technology, know-how, software, hardware, improvements (and the goodwill pertaining thereto).

2.20 “Manufacturing Instructions” means the protocols for manufacturing the Product and all amendments thereto, to be developed pursuant to this Agreement and to be agreed upon between the Parties.

2.21 “Parties” means Epro and BioMarin collectively.

2.22 “Party” means either Epro or BioMarin, as appropriate.

2.23 “Process” means the processes to be developed by Epro for manufacturing of the Product and shall include further development of a chemically stable form of the Product, and development of analytical methods for in-process control and final Product release.

2.24 “Product” means (6R)-5,6,7,8-Tetrahydro-L-biopterin dihydrochloride (Tetrahydrobiopterin, BH4) intended for use as an active pharmaceutical ingredient.

2.25 “Project” means the development of the Process and the initial manufacturing of a chemically stable form of the Product for preclinical and clinical trials using the Process, as further described in this Agreement and in Schedule 2 annexed hereto and all amendments thereto, as may be agreed upon between the Parties.

2.26 “Project Intellectual Property Rights” means all Intellectual Property Rights, including but not limited to improvements specifically related to the Process discovered or developed by Epro in the course of performing the Project and manufacturing the Product.

2.27 “Project Manager” means the individual of each of the Parties responsible for the scientific and technical components of the Project as well as for controlling Costs,

Portions of this document have been redacted pursuant to a Request for Confidential Treatment.

Redacted portions are indicated with the notation “[*****]”

sufficiently dedicated to the Project in order for each of the Parties to carry out the Project using its best reasonable efforts.

2.28 “Proprietary Information” has the meaning ascribed to it in Section 13.1.

2.29 “Quality Agreement” has the meaning ascribed thereto in Section 5.2.

2.30 “Release” means that, after Product has been manufactured, the Product meets the relevant Specifications and the Process used for manufacturing the Product was in compliance with cGMP as determined by Epro’s quality assurance department, in addition to approval of receipt of API by BioMarin.

2.31 “Specifications” means the specifications, technical data and/or formulae of the Product, as further described in Schedule 3 annexed hereto and being a part hereof, and all amendments thereto, to be agreed upon between the Parties.

2.32 “Term Sheet” means the Term Sheet executed by the Parties and attached hereto as Schedule 1.

SECTION 3—OBJECTIVES AND OBLIGATIONS OF THE PARTIES

The objective of the Project is to develop and optimize synthetic routes for the commercial scale manufacture of the Product for use as an active pharmaceutical ingredient in the treatment of indications in the BioMarin and Epro Fields of Use. The Parties hereby acknowledge and agree that there is no guarantee that the objective will be achieved, that the Product will be commercially exploitable or profitable or that the Product will be delivered in the time frames provided in this Agreement.

Epro will use its best efforts to deliver Product in the quantities and in the time frames specified in Schedule 2. Epro will place a high priority on carrying out this Project as reflected by the resources and scheduling that are dedicated to this Project.

BioMarin will use its best efforts to provide Epro with the assistance and support related to the Project specified in this Agreement. BioMarin will place a high priority on carrying out this Project as reflected by the resources and scheduling that are dedicated to this Project.

Portions of this document have been redacted pursuant to a Request for Confidential Treatment.

Redacted portions are indicated with the notation “[*****]”

In the event that, despite Epro’s best efforts, it is unable to provide Product as specified in Schedule 2, BioMarin will have the right to terminate this Agreement pursuant to Section 14.4.

SECTION 4—DEVELOPMENT OF PRODUCT

4.1 Epro has developed special know-how in the area of stabilizing folates as well as procedures for the stabilization of the Product. Epro will expand this know-how and bear the costs of the development necessary to file a first patent application.

4.2 Epro will use its best efforts to expand its know-how to develop and optimize the Process for manufacturing the Product via new economic synthetic routes according to the proposals in Schedule 4 as well as include its existing and further explored know-how on the stabilization of the Product. The Costs related to development and manufacture of the Product will be shared between the Parties as set forth in Section 6.

4.3 The ownership and protection of the Intellectual Property related to the Product and Program, as between the Parties, will be governed by Section 10.

SECTION 5—MANUFACTURING OF PRODUCT

5.1 Epro shall use its best efforts to manufacture the Product in the quantities and at the times specified in Schedule 2, attached hereto. The Product shall be manufactured in accordance with the Specifications and for clinical uses under cGMP.

5.2 All manufacturing activities related to the Project will be conducted in accordance with the terms of this Agreement and a Quality Agreement to be negotiated by the Parties (the “Quality Agreement”). The Quality Agreement will include the detailed requirements related to the manufacture and Release of the Product, including, without limitation, the procedures and requirements related to the Documents, Manufacturing Instructions, Batch Records and Certificate of Analysis. The Parties will use their best efforts to finalize the Quality Agreement within sixty (60) days after the date of this Agreement. If the Parties are unable to finalize the Quality Agreement, senior management of each Party will discuss all open issues and, if still unable to finalize the Quality Agreement, will participate, in good faith, in commercial mediation to resolve any open issues. The cost of such mediation shall be split equally between the Parties.

Portions of this document have been redacted pursuant to a Request for Confidential Treatment.

Redacted portions are indicated with the notation “[*****]”

5.3 In anticipation of the possibility that, in BioMarin’s discretion, BioMarin determines that the clinical trials related to the Product in one or more indications in the BioMarin Field of Use are successful and that BioMarin wishes to proceed with commercialization of the Product, or in the event that Epro develops the Product for an indication in the Epro Field of Use, or the Parties develop an alternate commercial application for the Product or the Project Intellectual Property Rights, the Parties will execute a Commercial Supply and License Agreement (the “Commercial Supply and License Agreement”) that the Parties expect will supersede this Agreement, include the development terms contained herein and the additional terms set forth in the Term Sheet related to commercialization, the manufacturing protocols contained in the Quality Agreement and such other terms and conditions as the Parties may agree. The Commercial Supply and License Agreement shall also include the terms of the license from, and royalty payable to, BioMarin related to Epro’s use of the Project Intellectual Property Rights in Epro’s Field of Use and the terms related to other commercial applications for the Product or the Project Intellectual Property Rights, all as set forth in the Term Sheet.

5.4 To facilitate this process, the Parties will use their best efforts to negotiate and execute a Commercial Supply and License Agreement within ninety (90) days after the date of this Agreement. If the Parties are unable to finalize the Commercial Supply and License Agreement, senior management of each Party will discuss all open issues and, if still unable to finalize the Commercial Supply and License Agreement, will participate, in good faith, in commercial mediation to resolve any open issues. The cost of such mediation shall be split equally between the Parties.

SECTION 6—COSTS

6.1 BioMarin has previously paid [****] in connection with the execution of the Term Sheet and has paid an additional [****] one month after execution of the Term Sheet. Such amounts shall be a credit against BioMarin’s first payments due pursuant to Section 6.2(a)(i).

Portions of this document have been redacted pursuant to a Request for Confidential Treatment.

Redacted portions are indicated with the notation “[*****]”

6.2 The Costs for the Project, including VAT if applicable, shall accrue as incurred by Epro and shall be invoiced on a monthly basis, in arrears, to BioMarin in accordance with the following:

(a) For Epro’s evaluation, development and optimization of new synthetic routes for Product manufacturing, as provided in Section 4, and [****] grams of Products for each delivery (as provided in Schedule 2), the Parties will pay as follows:

(i) BioMarin will pay [****] of Costs up to total incurred Costs of [****] and Epro will pay [****] of these costs;

(ii) between [****] of total incurred Costs, BioMarin will pay [****] of these Costs and Epro will pay [****] of these costs; and

(iii) over [****].

(b) For bulk substance manufacturing of [****] (or as specified by BioMarin) of cGMP grade, chemically stable Product for clinical trials, BioMarin shall pay [****] and Epro shall pay [****] of the Costs related to such manufacturing, provided that [****]. For additional amounts of Product the Costs will be shared by the Parties as mentioned above [****].

6.3 The disposal of organic and all other waste is included in the Costs.

6.4 All invoices will be submitted to BioMarin with copies of invoices from Epro’s suppliers to support the charges. Appropriately documented Epro invoices shall be paid by BioMarin, in US Dollars, within thirty (30) days of their receipt to the bank account specified on Epro’s invoices. In the event that BioMarin does not pay any undisputed invoice within the period provided above, BioMarin will also pay interest on unpaid amounts at a rate of ten percent (10%) per annum, until paid in-full.

6.5 Additionally, Epro shall carry out, at its expense, all drug substance (“API”) related testing, including but not limited to stability testing. BioMarin will bear 100% of the costs (and responsibility) related to clinical and commercial drug product formulation (e.g., tableting of Product, packaging and labeling) for any indication in the BioMarin Field of Use. In the event that BioMarin chooses an outside contractor for Product-related testing, Epro shall provide support, at BioMarin’s option, to the BioMarin chosen contractor for the development of Product related testing, such as API assay testing at BioMarin’s expense. Epro shall perform these services at rates to be negotiated by the Parties, provided that, in any event, such rates will be commercially reasonable.

6.6 BioMarin will bear 100% of costs relating to clinical trials of the Product in the indication of PKU and any other indication in the BioMarin Field of Use. BioMarin will have

Portions of this document have been redacted pursuant to a Request for Confidential Treatment.

Redacted portions are indicated with the notation “[*****]”

sole authority to direct the trials. BioMarin will bear 100% of costs relating to commercialization in the indication of PKU or any other indication in BioMarin’s Field of Use.

SECTION 7—MANAGEMENT OF THE PROJECT

7.1 The Parties hereby agree that the Project shall be under the day-to-day supervision of the Project Manager of each Party.

7.2 The Parties shall work in conjunction with the Project Manager to ensure the satisfactory performance of the Project.

7.3 The Project Manager shall be entitled to propose recommendations to the Parties to ensure that the Project meets its objectives.

7.4 The Project Manager shall be in charge of all managerial and scientific aspects of the Project and shall maintain communication with the Parties in connection therewith.

7.5 Epro shall permit any authorized BioMarin representatives to visit, during regular business hours, the site where the Project is being conducted to evaluate the progress thereof, unless such visit would conflict with a prearranged visit by another client. This includes permitting authorized BioMarin representatives in the plant during clinical manufacturing runs. Said visit shall be made subject to five (5) days advanced notice of the requirement of such visit, such notice to be given to Epro by BioMarin.

7.6 The Parties may use electronic mail to communicate during the performance of the Project. The Parties shall use all reasonable measures to ensure the confidentiality of information so communicated. Documents will be transmitted as secured PDF documents with controls and digital signatures as determined by the BioMarin Information Technology department. Electronic control measures will be controlled, developed and paid for by BioMarin. Epro will work with BioMarin to develop and implement electronic communication security.

SECTION 8—AUDITS AND CUSTOMER REGULATORY APPROVALS

8.1 Epro grants BioMarin the right to audit or to appoint third parties to audit, at any reasonable time, the facilities employed and the documentation utilized by Epro for performing the Project, usually once per year. BioMarin will notify Epro at least ten (10) calendar days in

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

advance of such an audit by BioMarin or by a third party. Both Parties will bear their own costs associated with such audits.

8.2 Epro permits inspections of Epro’s facilities by governmental authorities of all jurisdictions (such as the United States Food and Drug Administration and equivalent European regulatory authorities) for any import or export license, registration or pending registration for manufacturing of Product during the term of this Agreement.

8.3 For up to ten (10) years after the last registration or commercial sale approval requested by BioMarin for Product has been granted by governmental authorities, Epro shall store all Documents, or a copy thereof if the Documents have been provided to BioMarin, under conditions similar to the conditions under which Epro stores its own important information. BioMarin shall inform Epro of the date of the last granted Product registration or commercial sale approval. At BioMarin’s written request, Epro will deliver the Documents immediately, or the copy thereof, to an address indicated by BioMarin or destroy the Documents or the copy thereof.

SECTION 9—SUBCONTRACTING

Epro shall not be entitled to subcontract any portion of its obligations hereunder to any third party unless BioMarin has provided prior written approval for Epro to utilize the subcontracted party for the specific activities undertaken, which approval may only be withheld with reasonable grounds in writing. BioMarin has therefore the right to review any contract between Epro and any subcontractor. Epro will be responsible for all activities of any subcontractor, as if Epro had performed such activities. As a condition to any subcontracting, such subcontractor must agree to grant BioMarin the inspection, audit, documentation, intellectual property and other rights related to the services to be provided by the subcontractors as if Epro had provided the services directly. Signing of this Agreement by BioMarin will serve as retroactive, prior written approval for Epro to utilize Solvias and Prof. W. Pfleiderer as a subcontracted party.

SECTION 10—PROJECT INTELLECTUAL PROPERTY RIGHTS

10.1 BioMarin declares that it has the full right and title to make available the BioMarin Technology to Epro. Epro may use the BioMarin Technology solely to perform the Project. Epro declares that it has the full right and title to make available the Epro Technology to BioMarin. BioMarin may use the Epro Technology solely as provided in this Agreement.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

10.2 All BioMarin Proprietary Information shall remain the sole and exclusive property of BioMarin. BioMarin will grant Epro a nonexclusive, royalty-free, worldwide license for use of BioMarin derived preclinical and clinical data evaluating API to Epro for regulatory filings in Epro’s Field of Use. All Epro Proprietary Information shall remain the sole and exclusive property of Epro, which explicitly shall include the already existing know-how as well as the know-how developed during this Agreement for the stabilization of the Product.

10.3 Both Parties shall own in equal shares all Project Intellectual Property Rights. Epro and BioMarin shall be listed as co-owners on intellectual property filings related to the Project Intellectual Property Rights. Each Party shall promptly disclose to the other Party the development or discovery of any Project Intellectual Property Rights considered to be patentable or the subject of any form of registration to the other Party. All references to a patent (or patentable) in this Article 10 shall include any similar registration or filing in any country intended to protect the Parties’ interest in Project Intellectual Property Rights.

10.4 For a fast first filing e.g. a provisional or a priority patent application related to Project Intellectual Property Rights, Epro shall, as soon as possible, execute all instruments and do all things reasonably necessary to file patents or to seek similar protection for the Project Intellectual Property Rights jointly in the name of Epro and BioMarin. Both Parties will bear, in equal shares, all costs and responsibility for all aspects of patent filings, patent prosecution and patent defense related to the Intellectual Property Rights, including all costs and strategy decisions.

10.5 Each Party shall promptly inform in writing the other Party which of its employee(s) is or are involved in the development of any particular Project Intellectual Property Right. Depending on each individual’s involvement in invention development, such employees will be listed as inventors on patent filings related to the Project Intellectual Property Rights.

After the first patent filing according to Section 10.4, the Parties will hereinafter agree on an appropriate course of action for filing applications for Project Intellectual Property Rights, including which Party is to be responsible for the preparation, filing and prosecution of such applications and in which countries of the world to file such applications, subject to the minimum requirements below. The filing of such applications, and the maintenance of any resulting patents, on Project Intellectual Property Rights shall be subject to mutual agreement between the Parties. All costs related to patent applications, prosecution and maintenance for Project Intellectual Property Rights shall be shared equally between the Parties, unless otherwise agreed by the Parties.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

The other Party shall, at its own cost furnish the filing Party with all documents, or other assistance, that may be necessary for the filing and prosecution of each such application. The filing Party shall keep the other Party fully informed and provide an opportunity to advise and comment in the preparation, prosecution and maintenance of the Project Intellectual Property Rights according to the provisions of this Section 10.5. Unless otherwise agreed by both Parties in writing, the minimum required activities for patent filing and prosecution include:

(a) maintain system for submission, review and record-keeping of invention disclosures;

(b) assess patentability and freedom to operate of proposed inventions;

(c) file provisional or non-provisional applications on patentable subject matter;

(d) within one year of filing a provisional application, make a decision whether to convert to nonprovisional or file nonprovisional claiming priority to provisional application;

(e) file continuations, continuations-in-part, and divisionals as necessary such as including but not limited to maintain pendency, to add new subject matter such as data, and to prosecute different sets of inventions in response to an objection based on Unity or to a restriction requirement;

(f) file PCT applications within a year of filing the provisional or nonprovisional applications;

(g) enter National Phase in a minimum of the following countries including Canada, Australia, Japan, Europe, and United States to obtain foreign patent coverage;

(h) respond to all actions, administrative and substantive, issued by the USPTO and foreign equivalents in a timely manner before the drop deadlines to avoid abandonment;

(i) maintain annuities for all issued US patents and pending or granted foreign patents; and

(j) maintain updated patent docketing system and patent files.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

10.6 In the event that one of the Parties (the “First Party”) desires to file an application for Project Intellectual Property Rights in one or more countries wherein the other Party does not want to file, the First Party shall be entitled to file or have filed in its own name applications for such Project Intellectual Property Rights in such country(s) and shall be the sole owner of the resultant Intellectual Property Rights in such country(s) and, for purposes of such country(s) only, such Intellectual Property Rights shall no longer be considered Project Intellectual Property Rights. All additional costs related or pursuant to such filing, including prosecution costs, maintenance costs of the application for and Intellectual Property Rights granted thereon shall be paid by the First Party. In such countries, the other Party shall keep its right to use such Project Intellectual Property Right for internal purposes only and without a right to grant sublicenses. Relinquishing rights to any particular Project Intellectual Property Rights in one or more countries shall not affect such Party’s rights with respect to any other country or any other Intellectual Property Rights. In case the First Party would like to abandon such Intellectual Property Rights in a specific country it shall offer the other Party such Project Intellectual Property Rights and the other Party may accept such offer within four (4) weeks after receipt of such offer.

10.7 In the event that one Party wants to stop the payment of its share of the maintenance fees or other costs in any country related to any particular patent filing for any Project Intellectual Property Right, the other Party may assume responsibility for all such costs. The Party discontinuing to pay its proportionate share for one or more countries shall forthwith relinquish to the other Party, which continues such payments, its title to and interest in such jointly owned Project Intellectual Property Rights for the countries concerned and, for purposes of such country(s) only, such Intellectual Property Rights shall no longer be considered Project Intellectual Property Rights. The relinquishing Party shall no longer have the right to use such Intellectual Property Rights, but the rights of third parties under already existing licenses and agreements shall not be prejudiced. Relinquishing rights to any particular Project Intellectual Property Rights in one or more countries shall not affect such Party’s rights with respect to any other country or any other Intellectual Property Rights.

10.8 Notwithstanding Sections 10.6 or 10.7, in the event that a Party relinquishes its rights to any Project Intellectual Property on one or more countries pursuant to Section 10.6 or 10.7, at any time thereafter, the other Party will assign a one half interest in such Intellectual Property Rights for such country(s) to the relinquishing Party upon the payment by the relinquishing party of [****] had it elected to pay its portion of the patent filing, prosecution and maintenance costs. After such payment, such Intellectual Property Rights shall again be considered Project Intellectual Property Rights, subject to the terms of this Agreement.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

10.9 Except as otherwise expressly provided herein, each Party shall have an equal, undivided interest in and to Project Intellectual Property Rights. Subject to the limitations, including the payment of royalties, as contained in this Agreement, each Party shall have the right to use the Project Intellectual Property Rights, as it deems appropriate in its Field of Use. A license to third parties to such Project Intellectual Property Rights outside the Field of Use of each of the Parties shall, however, be granted by one Party only after receipt of the other Party’s written consent which may be withheld for any reason whatsoever.

10.10 If one of the Parties becomes aware of (i) any product or activity of any kind that involves or may involve an infringement or violation of Project Intellectual Property Rights, or (ii) any third-party action, claim or dispute (including, but not limited to, actions for declaratory judgment alleging the invalidity or non-infringement) based upon or arising out of Project Intellectual Property Rights, then such Party shall promptly notify the other in writing of any such infringement, violation, action, claim or dispute.

Both Parties will then have the right commonly:

(a) to determine the appropriate course of action to enforce, or otherwise abate the infringement of, or defend third-party actions regarding, such Project Intellectual Property Rights;

(b) to take, or refrain from taking, appropriate action to enforce, or defend third-party actions regarding such Project Intellectual Property Rights;

(c) to control any litigation or other enforcement action regarding such Project Intellectual Property Rights; and

(d) to enter into, or permit, the settlement of any such litigation or other enforcement action regarding such Project Intellectual Property Rights.

10.11 Notwithstanding anything contained in the preceding sentence, neither Party will settle any suit or action or otherwise consent to an adverse judgment in such suit or action without the other Party’s prior written consent, which consent shall not be unreasonably withheld. Each Party shall keep the other informed on a regular basis on its taking or refraining from taking, and the development of, any of the foregoing actions, and shall consider, in good faith, the interests of the other under this Agreement when taking any of the foregoing actions. Each Party shall, at its own cost, fully cooperate with the other in the planning and execution of any suit or other action to enforce, or defend third-party actions.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

All monies recovered upon the final judgment or settlement of any suit or other action under this Section shall be allocated first to reimbursement of fees and expenses of each Party reasonably incurred in such action and then (a) to the extent that the infringement relates to BioMarin’s Field of Use, such remaining amounts shall be considered sales revenue of BioMarin attributable to the Product; (b) to the extent that the infringement relates to Epro’s Field of Use, such remaining amounts shall be considered sales revenue of Epro attributable to the Product; (c) to the extent that it does not relate to either the BioMarin or Epro Field of Use, such remaining amounts will be equally shared and (d) to the extent that the infringement relates to more than one of the categories described in (a)-(c), such amounts shall be equitably allocated to such categories, based on the nature of the infringement.

10.12 If a Party does not within ninety (90) days, or any shorter delay imposed by any applicable law or regulation or court or authority having jurisdiction, after receiving notice of any infringement or violation of Project Intellectual Property Rights, or of any third-party action, claim or dispute based upon or arising out of Project Intellectual Property Rights, want to commence or take an action to enforce, or otherwise abate such infringement, or defend against such third-party action, then the other Party shall have right at its sole expense, but not the obligation to initiate adequate steps as mentioned above and shall be solely responsible for all expenses associated therewith.

10.13 Consistent with its commercialization role, BioMarin shall be responsible for and will decide, in its sole discretion, about all aspects of the filing, prosecution, defense and maintenance of trademarks related to the Product in BioMarin’s Field of Use, including all costs and strategy decisions concerning such trademarks BioMarin shall provide Epro copies of official actions and other communications from the United States Patent and Trademark Office or any foreign equivalent, received by BioMarin or its counsel with respect to trademarks and trademark applications related to the Product in BioMarin’s Field of Use.

10.14 In so far as necessary to practice and utilize the Project Intellectual Property Rights related to the Product, Process and Project, Epro shall grant to BioMarin a non-exclusive, royalty-free license to the Epro Technology. Pursuant to the terms of the Commercial Supply and License Agreement, BioMarin will receive an exclusive, worldwide license to the Epro Technology only in BioMarin’s Field of Use to allow BioMarin to exploit the Product.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

SECTION 11—WARRANTY, LIABILITY AND INDEMNIFICATION

11.1 Epro does not grant any warranty, either expressed or implied, legal or conventional, with regard to the Project other than as explicitly contained or incorporated in this Agreement and disclaims all implied warranties of merchantability and fitness for a particular purpose.

11.2 Epro shall indemnify, defend and hold harmless BioMarin against and from any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which BioMarin may incur or suffer (including reasonable costs and legal fees incident thereto or in seeking indemnification therefore), (jointly “Claims”) arising out of or based upon:

(a) the breach by Epro of any of its representations, warranties, covenants or obligations contained or incorporated in this Agreement; or

(b) any gross negligence or willful misconduct by Epro or its employees, agents, sub-contractors or suppliers of raw materials in connection with the performance of the Project; or

(c) alleged to result from or resulting from Epro Proprietary Information infringing on a third party’s right;

except to the extent of Claims being due primarily to BioMarin’s or its supplier’s gross negligence willful misconduct; provided, however, that IN NO EVENT WILL EPRO BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES SUFFERED BY BIOMARIN.

Epro shall, at the request of BioMarin, assume the defense of any Claim brought against BioMarin by reason of the foregoing, using counsel reasonably acceptable to BioMarin, and shall pay any and all damages assessed or that are payable by BioMarin as a result of the disposition of any such Claim. Notwithstanding the foregoing, BioMarin may be represented in any such action, suit or proceeding by its own counsel. Such separate counsel shall be at the expense of BioMarin unless: (a) the use of counsel chosen by Epro to represent BioMarin would present such counsel with a conflict of interest, as reasonably determined by BioMarin’s counsel; or (ii) the actual or potential defendants in, or targets of, any such action include both Epro and BioMarin and BioMarin’s counsel shall have reasonably concluded that there may be legal defenses available to BioMarin that are different from or additional to those available to Epro.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

11.3 BioMarin shall indemnify, defend and hold harmless Epro against and from any and all Claims arising out of or based upon:

(a) the breach by BioMarin of any of its representations, warranties, covenants or obligations contained or incorporated in this Agreement; or

(b) any gross negligence or willful misconduct by BioMarin or its employees, agents, or suppliers of raw materials in connection with the performance of the Project; or

(c) alleged to result from or resulting from BioMarin Proprietary Information infringing on a third party’s right;

except to the extent of Claims being due primarily to Epro’s or its supplier’s gross negligence willful misconduct; provided, however, that IN NO EVENT WILL BIOMARIN BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES SUFFERED BY EPRO.

BioMarin shall, at the request of Epro, assume the defense of any Claim brought against Epro by reason of the foregoing, using counsel reasonably acceptable to Epro, and shall pay any and all damages assessed or that are payable by Epro as a result of the disposition of any such Claim. Notwithstanding the foregoing, Epro may be represented in any such action, suit or proceeding by its own counsel. Such separate counsel shall be at the expense of Epro unless: (a) the use of counsel chosen by BioMarin to represent Epro would present such counsel with a conflict of interest, as reasonably determined by Epro’s counsel; or (ii) the actual or potential defendants in, or targets of, any such action include both Epro and BioMarin and Epro’s counsel shall have reasonably concluded that there may be legal defenses available to Epro that are different from or additional to those available to BioMarin.

During the term of this Agreement, each of Epro and BioMarin shall procure and maintain a third party and product liability insurance policy with an insurer reasonably acceptable to the other Party, on which the non-procuring Party is named as an additional insured, with loss limits of at least $10,000,000 per claim with no limits on claims in a year, and provide the non-procuring Party with a certificate from the insurer providing full information on the insurance policy on commencement of this Agreement and at the renewal dates of the policy or its replacement.

11.4 During the term of this Agreement and for a period of two (2) years thereafter, except in compliance with portions of the Commercial Supply and License Agreement that will be included as contemplated by the section of the Term Sheet titled “Other fields/indications of

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

use” each of Epro and its officers and directors will not, directly or indirectly, solicit or encourage any inquires or proposals or enter into or continue any discussions, negotiations or agreements relating to the development, manufacture or supply of the Product for use in the production of a pharmaceutical product (including any Agreements with any Affiliates) in BioMarin’s Field of Use, with any person other than BioMarin or its affiliates, or provide any assistance or any information to or otherwise cooperate with any person in connection with such inquiry, proposal or transaction. In addition, except in compliance with portions of the Commercial Supply and License Agreement that will be included as contemplated by the section of the Term Sheet titled “Other fields/indications of use,” Epro may not transfer or assign any of the Project Intellectual Property Rights to any third party without BioMarin’s written consent, which may be withheld for any reason whatsoever . Without limiting BioMarin’s ability to recover any other damages that may be caused by Epro’s breach of the restrictions in this Section 11.4, in the event Epro breaches its obligations above, Epro shall immediately refund all payments made by BioMarin pursuant to Section 6.2.

SECTION 12—REPRESENTATIONS AND WARRANTIES

12.1 Epro hereby represents and warrants to BioMarin that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of Switzerland, and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement;

(b) it has taken all necessary corporate action under the applicable laws and its articles of incorporation and bylaws to authorize the execution by its undersigned officers and consummation of this Agreement. This Agreement constitutes a valid and legally binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(c) the performance by it of its obligations contemplated by the Project in accordance with this Agreement will not violate the terms of any other agreement to which it is subject to or by which it is bound;

(d) it has nominated the qualified people in accordance with cGMP and shall inform BioMarin immediately of any change regarding these qualified people;

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

(e) it has the right and power to perform the activities contemplated by the Project and this Agreement;

(f) to the best of Epro’s knowledge, the performance by it of the activities contemplated by the Project in accordance with this Agreement will not infringe upon the rights of any third party nor conflict with any law or regulation applicable to Epro; and

(g) there are no actions, suits, claims, disputes of proceedings or governmental investigations pending or threatened against it or any of its Affiliates either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel which would have a detrimental effect on the Project or this Agreement. Neither Epro nor any of its officers, directors, employees or consultants have failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental agency or instrumentality, domestic or foreign, which failure in any case would in any material respect impair any rights of BioMarin under this Agreement.

12.2 BioMarin hereby represents and warrants to Epro that:

(a) BioMarin is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware has full corporate power to conduct the business in which it is presently engaged and to enter into and perform their obligations under this Agreement;

(b) it has taken all necessary corporate action under the applicable laws and its articles of incorporation and bylaws to authorize the execution by its undersigned officers and consummation of this Agreement. This Agreement constitutes a valid and legally binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(c) the performance by it of its obligations contemplated by the Project in accordance with this Agreement will not violate the terms of any other agreement to which it is subject to or by which it is bound;

(d) it has the right and power to perform the activities contemplated by the Project and this Agreement;

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

(e) to the best of BioMarin’s knowledge, the performance by it of the activities contemplated by the Project in accordance with this Agreement will not infringe upon the rights of any third party, nor conflict with any law or regulation applicable to BioMarin; and

(f) there are no actions, suits, claims, disputes of proceedings or governmental investigations pending or threatened against it or any of its Affiliates either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel which would have a detrimental effect on the Project or this Agreement . Neither BioMarin nor any of its officers, directors, employees or consultants have failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental agency or instrumentality, domestic or foreign, which failure in any case would in any material respect impair any rights of Epro under this Agreement.

SECTION 13—CONFIDENTIALITY

13.1 Both Parties shall maintain the confidentiality of the Manufacturing Instructions, the Specifications, the Project Intellectual Property Rights, as to each Party, the Proprietary Information of the other Party, and the content of this Agreement (collectively the “Proprietary Information”) and the Parties shall not in any way or at any time make use thereof for any purpose other than pursuant to and in order to carry out the terms and objectives of this Agreement.

13.2 Epro’s obligations contained in Section 13.1 shall not apply to BioMarin Proprietary Information, and BioMarin’s obligations contained in Section 13.1 shall not apply to Epro Proprietary Information which provably:

(a) at the time of disclosure either is or was part of the public knowledge or literature;

(b) after disclosure becomes part of the public knowledge or literature through no fault or action of the receiving Party;

(c) the receiving Party can establish either is or was at the time of disclosure in its lawful possession from a source other than the disclosing Party; or

(d) after disclosure is acquired legally by the receiving Party from a third party.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

13.3 The obligations set forth under Section 13.1 shall, furthermore, not apply to Proprietary Information or the content of this Agreement that either Party is required to disclose in prosecuting or defending litigation or in complying with applicable governmental requirements, including the requirements of the Securities Exchange Act of 1934, provided that the disclosing Party will, to the extent permitted by law, allow the non-disclosing Party to seek a confidentiality, protective or similar order.

13.4 Subject to the above exclusions, Epro shall not disclose BioMarin Proprietary Information or the content of this Agreement and BioMarin shall not disclose Epro Proprietary Information or the content of this Agreement to any persons other than to its Affiliates, shareholders, agents, employees, consultants, subcontractors and other authorized representatives necessarily connected with the Project. From all such persons the Parties will, prior to his or her receipt of BioMarin Proprietary Information or Epro Proprietary Information respectively, obtain undertakings to maintain the confidentiality of any such disclosure containing the obligations as set forth in Section 13.1.

13.5 The obligations as set forth in this Section 13 shall survive the termination of this Agreement for ten (10) years.

SECTION 14—TERM AND TERMINATION

14.1 This Agreement shall have a term of one (1) year unless it is sooner terminated (i) pursuant to the terms of the Commercial Supply and License Agreement or (ii) pursuant to any other clause of this Section 14. Either Party shall have the right to terminate this Agreement in the event that:

(a) the other Party (the “Defaulting Party”) fails to perform any material obligations, warranty, duty or responsibility or is in default with respect to any material term or condition undertaken by the Defaulting Party under this Agreement and such failure or default continues unremedied for a period of thirty (30) days after receipt of written notice thereof by the aggrieved Party to the Defaulting Party; provided that if such breach cannot be reasonably cured within thirty (30) days, such breach shall be deemed cured if the Defaulting Party commences to cure such breach within such thirty (30) day period and diligently continues such cure;

(b) the Defaulting Party is affected by a Force Majeure which cannot be removed, overcome or abated within six (6) months (or such other period as the Parties jointly shall determine) from the date the Defaulting Party first became affected;

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

(c) the Defaulting Party ceases or takes material steps to cease carrying on its business, or takes any action to liquidate its assets; if the Defaulting Party files a voluntary petition in bankruptcy or for arrangement, reorganization or other relief under any bankruptcy legislation or any similar law, now or hereafter in effect; or files an answer or other pleading in any proceeding admitting insolvency, bankruptcy or inability to pay its debts as they mature; or within sixty (60) days after the filing of any involuntary proceedings under any bankruptcy legislation or similar law, now or hereafter in effect, such proceedings shall not have been vacated; or all or a substantial part of its assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, unless such attachment, seizure, writ, warrant or levy is vacated within sixty (60) days, or shall be adjudicated as bankrupt; or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of a receiver or trustee or liquidator of all or the substantial part of its property; or any order appointing a receiver, trustee or liquidator of the Defaulting Party of all or a substantial part of its property is not vacated within sixty (60) days following the entry thereof; if an order shall be made or resolution passed for the winding-up or the liquidation of the Defaulting Party or if the Defaulting Party adopts or takes any corporate proceedings for its dissolution or liquidation; or

(d) Either Party may terminate this Agreement on thirty (30) days prior written notice to the other that, in the opinion of the terminating Party, further development of the Product is not commercially prudent for any reason. All costs incurred by both Parties until the date of termination shall be reimbursed as described in this Agreement within 30 days after date of termination. In the event BioMarin terminates according to this Section 14.1(d), the assignment of the Project Intellectual Property Right shall be negotiated in good faith.

14.2 In the event, BioMarin terminates this Agreement pursuant to Section 14.1 (a), (b) or (c) or Epro terminates this Agreement pursuant to Section 14.1 (d), Epro shall provide to BioMarin protocols, methodologies, data, and materials for synthesis and process development of Product, in addition to protocols for all other analyses as described in this Agreement and the Quality Agreement with sufficient detail and information to recreate all processes developed up to date of termination in another facility.

14.3 Except as provided in Sections 14.2 or 14.5, upon the termination of this Agreement:

(a) Epro shall return to BioMarin or destroy, immediately upon BioMarin’s request, any and all BioMarin Technology which is in Epro’ possession and all documents

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

containing such BioMarin Technology or any part thereof, and all copies and extracts made thereof; and

(b) BioMarin shall return to Epro or destroy, immediately upon Epro’ first request, any and all Epro Technology which is in BioMarin’s possession and all documents containing such Epro Technology or any part thereof, and all copies and extracts made thereof except as otherwise provided in this Agreement.

14.4 In the event that either (a) the Quality Agreement or the Commercial Supply and License Agreement are not finalized and agreed to by both Parties within hundred and twenty (120) days after the date of this Agreement and the Parties are not continuing to negotiate such documents diligently and in good faith or (b) Epro has not provided the agreed-upon [****] of Product for preclinical use or the [****] (as determined by BioMarin) of Product for clinical use within 3 months after the dates provided in Schedule 2, and BioMarin reasonably believes that Epro will be unable to provide the Product in a reasonable time-frame thereafter, then each of the Parties may, at its discretion, terminate the Agreement with a written notice of one (1) week.

14.5 If one of the Parties terminates the Agreement pursuant to Section 14.4 Epro will grant to BioMarin a world-wide, exclusive, sublicensable and transferable license to, use, exploit, in any manner, modify and improve (which improvements will be the sole property of BioMarin) the Epro Technology for use in the BioMarin Field of Use, so as to allow BioMarin the right to continue the Project, at its own expense. In such event, BioMarin will be entitled to retain the Epro Technology in its possession. Further, Epro will deliver to BioMarin copies of all documents and materials in Epro’s possession related to the Project that BioMarin may request. Such license shall bear reasonable royalties based on negotiations held in good faith and completed six (6) weeks after such termination.

14.6 Termination of this Agreement will not affect the rights and obligations of the Parties accrued under this Agreement prior to termination nor the provisions contained in this Agreement, which by their purpose have a term beyond the termination of this Agreement, including, without limitation, Sections 8.3, 10, 11, 13, 14 and 17.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

SECTION 15—NOTICES

All notices, requests, demands and other communications hereunder shall be given in writing and shall be given by prepaid registered mail, receipt return requested, or by telecopy, to the other Party at the following addresses:

If to BioMarin:	Emil D. Kakkis, M.D., Ph.D.
BioMarin Pharmaceutical, Inc.
371 Bel Marin Keys Blvd., Suite 210
Novato, CA 94949
USA

With a copy to:
Siobhan McBreen Burke
Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
USA

If to Epro:	Martin Ulmann
Merck Eprova AG
Im Laternenacker 5
8200 Schaffhausen
Switzerland

With a copy to:
Thomas Scharff, Legal Counsel
Merck KGaA
Frankfurter Strasse 250
64392 Darmstadt
Germany

(in case a letter has legal aspects)

or at such other address as a Party may have previously indicated to the other Party in writing in conformity with the foregoing. Any such notice, request, demand or other communication shall be deemed to have been received on the seventh (7th) business day following the date of its mailing if sent by registered mail, or the next business day immediately following the date of transmission if sent by telecopy (or, in any event, upon actual receipt if sooner).

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

SECTION 16—ASSIGNMENT

This Agreement will be to the benefit of the successors and assigns of the Parties hereto. Notwithstanding the foregoing, except as expressly provided herein, neither Party will be entitled to assign its rights under this Agreement to any individual, partnership or other entity, including Affiliates, without the prior written consent of the other Party hereto and any attempted assignments without such written consent shall be void and of no effect. Notwithstanding the foregoing, either Party shall be entitled, without the prior written consent of the other Party, to assign all or part of its rights under this Agreement to a purchaser of all or substantially all of its assets, or an entity with which it may merge, provided that the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement and is not a direct competitor of the other party. No assignment shall relieve the assigning Party of responsibility for the performance of any of its obligations hereunder. Specifically with regard to BioMarin, it is agreed between the Parties that BioMarin may not assign this Agreement to any third party or to any Affiliate, which is a contract manufacturing organization or a contract development organization which are direct competitors of Epro.

SECTION 17—DISPUTES AND APPLICABLE LAW

17.1 In the event of a claim, controversy or dispute among the Parties hereto arising out of or relating to this Agreement, the Quality Agreement or the Commercial Supply and License Agreement (a “Dispute”), the Parties shall firstly make every effort to find an amicable settlement to such dispute. Before having recourse to arbitration under Section 17.2, the Chief Executive Officers of the Parties, or their nominees, shall within one (1) month (which time may be extended by mutual agreement) from a request by either Party meet and use their best efforts to resolve any Dispute. Failing such settlement, the provisions of Section 17.2 shall apply.

17.2 If the Parties are unable by negotiating in good faith to resolve the Dispute as provided above, either Party may initiate final and binding arbitration in accordance with the terms hereof by serving the other party with a notice of request to arbitrate the matter (an “Arbitration Request”). The Parties agree that service of process for an Arbitration Request may be made by personally serving an authorized recipient of such Party at the addresses set forth in Section 15, above.

(a) The arbitration shall be presided over by a panel of three (3) arbiters, conducted in the English language and in accordance with and subject to the International Chamber of Commerce in effect from time to time. The arbitration proceedings shall be

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

conducted in the county, canton or similar political subdivision in which the primary office of the Party receiving the Arbitration Request is located.

(b) Any arbitration shall include a written decision of the arbiters and such decision shall be final and conclusive upon the Parties. The costs and expenses of arbitration, including the compensation and expenses of the arbitrators, shall be borne by the Parties as the arbitrators may determine. Either Party may apply to any court that has jurisdiction for an order confirming an arbitration awarded hereunder.

17.3 This Agreement is governed by and interpreted in accordance with the laws of Switzerland.

SECTION 18—FAILURE TO ACT

Whenever a Party is given a time period pursuant to this Agreement in which to exercise an option, make an election, give a notice or the like, failure to act during such time period will be conclusively deemed a decision not to exercise the option, make the election, give the notice or the like, as fully as if the Party with the option, election, right to give notice or the like had provided written notice of a decision not to exercise the option, make the election, give the notice or the like.

SECTION 19—FORCE MAJEURE

19.1 The obligations of either Party hereunder shall be suspended during the time and to the extent that such Party is prevented from complying therewith due to any event or circumstance beyond the control and without the fault or negligence of that Party so affected (“Force Majeure”), including, but not limited to, inevitable accidents, perils of navigation, floods, fire, storms, epidemics, acts of god, earthquakes, explosions, hostilities, terrorism, civil commotion, war (declared or undeclared), orders, requisitions, insurrections, failure or slowdown of public utilities or common carriers, inability to procure raw materials or other circumstances or conditions of a similar nature, damage in factories or warehouses, strikes, lockouts or any other labor difficulty at the Parties and/or suppliers of goods, raw materials and/or excipients, lack of conveyance, resulting in hindrance of this Agreement.

19.2 As soon as possible after being affected by a Force Majeure, the Party so affected shall furnish to the other Party all particulars of the Force Majeure and the manner in which its performance is thereby prevented or delayed. The Party whose obligations hereunder have been

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

suspended shall promptly and diligently pursue appropriate action to enable it to perform such obligations, except that the Parties shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to their wishes.

19.3 In the event that any Force Majeure cannot be removed, overcome or abated within six (6) months (or such other period as the Parties jointly shall determine) from the date the Party affected first became affected, then either Party may, at the expiration of such period by notice to the other Party terminate this Agreement. If Epro is the Party affected by a Force Majeure, it shall, after termination of this Agreement, assist BioMarin with all reasonable efforts in transferring the Process to such facility as indicated by BioMarin as soon as reasonably possible. Any costs therefore, except for providing relevant documentation, shall be borne by BioMarin.

SECTION 20—MISCELLANEOUS PROVISIONS

20.1 Epro shall obtain all permits and licenses required in connection with its activities under this Agreement and shall, in addition, comply with applicable law in performing its obligations hereunder.

20.2 All rights and recourses of a Party under this Agreement are cumulative and the exercise by a Party of any of its rights or recourses will not prevent it from exercising any other right or recourse available under this Agreement or at law. All obligations of the Parties under this Agreement are indivisible.

20.3 If any covenant, obligation or term hereunder or the application of any part of this Agreement to any person, party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenants, agreements or obligations other than those which are held to be invalid or unenforceable shall not be affected thereby and each covenant, obligation and agreement contained herein shall be separately valid and enforceable to the full extent permitted by law. Any provision determined to be invalid or unenforceable, the Parties shall use their best efforts to address the implications of such invalidity or unenforceability to preserve the intent of the Parties with respect thereto.

20.4 This is an agreement between separate entities and neither is the agent, representative, master or servant of or possesses the power to obligate the other or to make any warranties or representations on behalf of the other. Nothing in this Agreement will be interpreted so as to create a relationship of partners, joint ventures, agents, mandate, fiduciaries or any other similar relationship between the Parties.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

20.5 Notwithstanding the provisions of Section 18: (a) failure by either Party to take action against the other will not affect its right to require full performance of this Agreement at any time thereafter; (b) the waiver by either Party of the breach of any term of this Agreement by the other Party will not operate or be interpreted as a waiver of any subsequent breach by such Party; and (c) no term of this Agreement will be deemed to have been waived by either Party unless such waiver is in writing.

20.6 This Agreement and the documents referred to in it or attached to this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and agreements with respect thereto. No amendment of, change to or variance from this Agreement will be binding on either Party unless in writing and signed by the Parties.

The following documents are attached to and form a part of this Agreement:

Schedule 1	Term Sheet
Schedule 2	Project Proposal and Responsibilities
Schedule 3	Specifications
Schedule 4	Proposed Synthetic Routes

20.7 Each of the Parties agrees to perform such acts, sign and deliver such other agreements and documents, cause such meetings to be held, resolutions passed, exercise their vote and influence as may be necessary or desirable from time to time in order to give full effect to this Agreement.

20.8 This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together but one and the same document.

20.9 The headings and subheadings of the sections of this Agreement have been included solely for ease of reference and do not form part of this Agreement.

20.10 All words and personal pronouns relating thereto shall be read and construed as the number and gender of the Party or Parties referred to in each case require and the verb shall be construed as agreeing with the required word and/or pronoun.

20.11 This Agreement will not be binding upon the Parties until it has been signed below on behalf of each Party, in which event it shall be effective as of the date of signing.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

20.12 The Parties to this Agreement acknowledge having required that this Agreement as well as all notices, documents or agreements related to this Agreement be drafted in English.

IN WITNESS WHEREOF, the Parties have signed at the place and on the date first hereinabove mentioned.

BioMarin Pharmaceutical, Inc.	Merck Eprova AG

/s/ Emil D. Kakkis	/s/ Rudolf Moser

Emil D. Kakkis Senior Vice President Business Operations	Rudolf Moser Scientific Director
/s/ Fredric D. Price	/s/ Martin Ulmann
Fredric D. Price Chairman and Chief Executive Officer	Martin Ulmann General Manager

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

Schedule 1

DEVELOPMENT, MANUFACTURING AND SUPPLY TERM SHEET

Matter	Description
Document Title Description:	This Term Sheet relates to proposed terms for a Binding Development, Manufacturing and Supply Agreement for Tetrahydrobiopterin (The “Agreement”) between BioMarin Pharmaceutical Inc. and Merck Eprova AG Development, Manufacturing and Supply Agreement for Tetrahydrobiopterin (the “Agreement”)

Document Date:	July 15, 2003 rev. September 53, 2003

Objective:	Exclusive Manufacturing Agreement with License Terms

API:	(6R)-5,6,7,8-Tetrahydro-L-biopterin dihydrochloride (Tetrahydrobiopterin, BH4)

Specifications:	According to the relevant cGMP- and ICH-guidelines. [****] [****]

Parties	Merck Eprova AG (“Epro”) BioMarin Pharmaceutical Inc. (“BioMarin”)

Term and termination	Expiring after X year(s), automatically renewing for 1-year periods if no action taken. Termination can be undertaken by means of written notification by one party at least 6 months prior to the anniversary date of the Agreement.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

Matter	Description
Process development	For Epro’s evaluation and optimization of new synthetic routes for API manufacturing and delivery of [****] of bulk substance (API), BioMarin will pay as follows: [****] of costs up to total incurred costs of [****]. Between [****] of total incurred costs, BioMarin will pay [****] of those costs. Over [****]. This shall also include development of a chemically stable form of the API, and development of analytical methods for in-process control and final product (API) release.

Payments	After signing of this Term Sheet, BioMarin will pay as follows: [****] for initial process development costs within 5 days of signing this Term Sheet [****] one month after signing of this Term Sheet, assuming negotiations for a binding Agreement are continuing in good faith OR [****] upon signing of a binding Agreement if executed less than one month after signing of this Term Sheet. Such amounts shall be a credit against BioMarin’s payments related to process development as described above. Further costs from Epro will be invoiced on a monthly basis (corresponding progress reports will be provided as well). The terms of the “Project Intellectual Property Rights” of this Term Sheet shall apply to all intellectual property developed related as a result of to process development that for the API that occurs after August 1, 2003 and occurs prior to execution of the Agreement or prior to termination of this Term Sheet if no Agreement is executed, whether or not the Agreement is ever executed.

Bulk substance clinical manufacturing	For bulk substance manufacturing of [****] (or as mutually agreed for the amount needed to complete clinical trials) of GMP grade, chemically stable form of the API by Epro for all clinical trials, BioMarin shall pay [****] and Epro shall pay [****] of total incurred costs, provided that [****.]

Clinical and	BioMarin will bear 100% of the costs (and responsibility) for formulation

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

commercial product formulation	(e.g., tableting of API, packaging and labeling) of a drug product incorporating the API
(the “Product”), except as noted below. Epro shall carry out, at its expense, all drug substance (API) related testing, such as stability testing etc. Epro shall provide support, at BioMarin’s option, to the BioMarin-chosen Product formulation contractor for the development of Product related testing, such as API assay testing, etc. at BioMarin’s expense.

Fields of use	BioMarin’s field of use (“BioMarin’s Field of Use”) for API is in the field of single gene disorders, including the indication of phenylketonuria (“PKU”). Specifically excluded is any single-gene disorder based on mutation or deletion of the nitric oxide synthase gene. Epro’s field of use (“Epro’s Field of Use”) for API is in the field of endothelial dysfunctions using modulation of nitric oxide synthase (“NOS”).

Clinical trials	BioMarin will bear 100% of costs relating to clinical trials of Product in the indication of PKU and any other indication in BioMarin’s Field of Use. BioMarin will have sole authority to direct the trials.

Regulatory affairs	Epro shall be responsible, at BioMarin’s option, for completion of the Chemistry Manufacturing and Control (“CMC”) portion of the Common Technical Document (“CTD”) as well as any other work that must be done to satisfy regulatory agencies regarding manufacture of API including but not limited to qualification lots, validation and preparation for pre-approval inspection. Epro shall be responsible for 100% of these costs. Subject to the foregoing, BioMarin has sole responsibility for all aspects of registration, regulatory approval and strategy, including oversight of the CMC portion of the CTD, site inspections other than Epro, and other regulatory requirements regarding manufacture of Product for use in the treatment of PKU and any other indication in BioMarin’s Field of Use. Except as described above, BioMarin will pay all regulatory costs accruing to BioMarin in BioMarin’s Field of Use.

Commercial manufacturing	For exclusive manufacturing of prespecified amounts of API for commercial sales and distribution in BioMarin’s Field of Use, BioMarin will pay Epro

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

a fixed price of US$X per gram Price per gram will be determined after production of clinical lots and will be based on cost estimates of large-scale production using the pilot production process. As a royalty related to the sales of Product by BioMarin: For worldwide sales of Product between [****] of net sales as royalties for [****] of net sales as royalties for [****]. For worldwide sales of Product greater than [****] of net sales above [****] as royalties for [****] of net sales as royalties for [****]. At any time during the term of the Agreement, if the average per gram cost of API (based on the unit price of Product divided by the number of grams of API required to produce such unit of
Product) is set at less than the following amounts, an additional percentage of net sales
(as indicated) shall be paid to Epro as a royalty for the jointly owned BH4 intellectual property.

[****]

[****]

[****]

[****]

[****]

For example, if the price per gram is less than [****] dollars but more than [****] per gram, the additional royalty would be[****]. If the price per gram is less than [****], the additional royalty would be [****]. For purposes of computing cost of API, compassionate use and similar discount or charitable sales shall not be included.

Commercialization	BioMarin will bear 100% of costs relating to commercialization of Product in the indication of PKU or any other indication in BioMarin’s Field of Use.

Other fields/ indications of use

BioMarin intends to develop API in BioMarin’s Field of Use. Epro intends to develop API in Epro’s Field of Use BioMarin will have right of first refusal (for six months after receipt of respective information) if Epro seeks a partner for development in Epro’s Field of Use Both parties will evaluate and inform each other on any other possible of indication with API manufactured by Epro and negotiate in good faith an extension of the Agreement so as to include such indication within the scope of

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

the Agreement. Both parties may grant a license for the use of API for indications other than BioMarin’s or Epro’s Field of Use to a third party (e.g., a biotechnology or pharmaceutical company), provided that BioMarin and Epro will each be entitled to one-
half of the royalties received from such license, based on the joint contributions of both parties to the development of API. Any use outside of BioMarin’s Field of Use that is eventually owned by a third party may not use a dosage form identical to the form(s)
BioMarin is using for BioMarin’s Field of Use. The same royalty rates for joint BH4 intellectual property as defined in this Agreement shall apply and be payable by Epro to
BioMarin for indications in Epro’s Field of Use. BioMarin will grant Epro a nonexclusive, royalty-free, worldwide license for use of BioMarin-derived preclinical and clinical data evaluating API to Epro for regulatory filings in Epro’s Field of Use.

Project Intellectual Property Rights	Improvements and other intellectual property discovered or developed by either party as a result of this Agreement, whether or not patentable, including, without limitation, intellectual property relating to API synthesis and process development (the “Agreement
IP”) will belong to both parties in equal shares. That is, Epro and/or BioMarin, depending on involvement in invention development, will be listed as inventors on intellectual property filings, and both BioMarin and Epro will be listed as co-assignees. Epro’s already existing expertise in stabilization of API remains the sole intellectual property of
Epro. BioMarin will receive an exclusive, worldwide license to Epro’s expertise and intellectual property in stabilization of API and similar compounds in BioMarin’s Field of Use. Epro will be responsible for all aspects of patent filings, patent prosecution and patent defense related to the Agreement IP, including all costs and strategy decisions.
Epro shall be the common representative for patents and patent applications related to the
Agreement IP. For this purpose BioMarin, as co-assignee, will grant power of attorney to
Epro. Epro shall keep BioMarin fully informed and provide an opportunity to advise and comment in the preparation, prosecution and maintenance of the Patent Rights. Epro shall provide BioMarin copies of official actions and other communications from the
United States Patent and Trademark Office or any foreign equivalent, received by Epro or its patent counsel with respect to

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

patents and patent applications under the Project Intellectual Property Rights.

Governance	If either party has a grievance, jurisdiction for resolution shall reside in defendant’s country or state. If Epro is the defendant, jurisdiction shall be in Switzerland. If BioMarin is the defendant, jurisdiction shall be in the state of California.

Force majeure	BioMarin has the right to transfer all Agreement IP including the exclusive, worldwide license to Epro’s expertise and intellectual property in stabilization of API and the manufacturing rights to another manufacturer if Epro is unable or unwilling to deliver the agreed-upon amounts of the API in a reasonable time frame. In such event, Epro shall be entitled to the payment described under “Commercial manufacturing,” less the amounts actually paid (whether to a third party or reasonable internal costs of BioMarin) to produce the API.

Due diligence	Before signing of the Agreement, BioMarin will carry out an audit of Epro with an on-site team including, but not limited to, BioMarin representatives of Quality and Manufacturing. Epro shall provide the following amounts of material: [****]. This initial [****] need not necessarily stem from Epro’s new synthetic routes for API manufacturing (e.g. API can be commercially available Tetrahydrobiopterin which is further processed to a chemically-stable form). [****]. This API must be produced via Epro’s new synthetic route and be stabilized according to Epro technology. [****]. API must meet the specifications defined in this Agreement. If more than one pilot run is required to produce the agreed-upon amount, the initial production run will be completed by [****] and will provide material sufficient to initiate and complete one clinical trial. If Epro is unable to provide agreed-upon [****], BioMarin may, at its discretion, terminate the Agreement as stated above. If Epro is unable to provide agreed-upon [****], BioMarin may terminate the Agreement without further notice.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

Restriction on third- party transactions	From the date of this Term Sheet, and until the later of 90 days from the date of this
Term Sheet or the date the parties have agreed to cancel the terms of this Term Sheet, each of Epro and its officers, directors and affiliates will not, directly or indirectly, solicit or encourage any inquires or proposals or enter into or continue any discussions, negotiations or agreements relating to the development, manufacture or supply of API, or any other formulation of BH4, for use in the production of a pharmaceutical product, with any person other than BioMarin or its affiliates, or provide any assistance or any information to or otherwise cooperate with any person in connection with such inquiry, proposal or transaction. In the event that Epro, or its officers, directors or affiliates, receives an unsolicited offer or proposal for any such transaction, or obtains information that such an offer or proposal is likely to be made, Epro will (i) immediately inform the party making such proposal or inquiry of the existence its obligations under this Term
Sheet (but without disclosing or identifying BioMarin) and will decline to cooperate with any such proposal or inquiry and (ii) provide BioMarin with notice thereof as soon as practicable after receipt, including the terms of such offer or proposal. Without limiting BioMarin’s ability to recover any other damages that may be caused by Epro’s breach of the above restrictions, in the event Epro breaches its obligations above, Epro shall immediately refund the [****] initial process development payment and the additional [****], if previously paid by BioMarin.

Other	Neither BioMarin nor Epro may sell, give, trade, transfer or loan API, in any formulation, to any other entity, for any purpose related to the other party’s Field of Use, for two years from the date of the Agreement without the prior written consent of the other party. Consent shall not be unreasonably withheld as long as the interests of the party providing the consent and its ability to exploit its Field of Use would not be damaged. Unless this Agreement is terminated due to a breach by Epro (in which case Epro will not be entitled to any additional compensation), Epro shall be entitled to (i) the amounts that would be payable as described under “Commercial manufacturing,” less the amounts actually paid (whether to a third party or reasonable internal costs of BioMarin) to produce the API and (ii) the portion of any license royalties that would be payable to Epro for any license of rights payable under “Other fields/indications of use” as well as all other payments.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

This Term Sheet is an expression of interest by the parties and is intended to facilitate further discussions regarding the proposed terms of the Agreement. The “Payment” and “Restriction on third-party transactions” sections of this Term Sheet shall be binding on the parties, but this Term Sheet shall not otherwise create any binding obligations whatsoever, including, without limitation, any obligation to conduct further negotiations.

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

Schedule 2

Epro shall provide the following amounts of Product:

[****]

Other deliverables (All documents should be in English).

All process and analytical information necessary for Drug Product testing, release testing

Approved Batch Records

In-house BH4 reference standard (this may be the lot which is due in December 2003) with Certificate of Analysis and other characterization data.

Available physico-chemical characterization data

Assay method (probably HPLC). The method should be useful for assay of BH4, purity (related substances and impurities), identification, and should be stability indicating.

IR (infrared) or UV method for identification.

Residual Solvents method

Cleaning verification method

Material Safety Data Sheet (MSDS)

Quality Agreement

Flow/Technical Transfer Report

Approved Specifications

Process Schedule

Analytical Transfer Report

Approved CMO SOP for analytical methods

List of raw materials, manufacturers’ part numbers, manufacturers’ names, and suppliers’ names.

List of raw material specifications and grade

Approved container and shipping configuration

Defined temperature range for shipping

Description of how Project materials will be ordered and inventoried to allow for the identification of project specific materials

Bill of Material

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

Schedule 3

According to the relevant cGMP- and ICH-guidelines.

[****]

[****]

Portions of this document have been redacted pursuant to a Request for Confidential

Treatment. Redacted portions are indicated with the notation “[*****]”

Schedule 4

[****]

[****]

[****]

[****]